Exhibit 2.38

AMENDING AGREEMENT

THIS AMENDING AGREEMENT is made as of September 27, 2010

BETWEEN:

LORUS THERAPEUTICS INC. (“Lorus”)

- and -

HERBERT ABRAMSON (the “Standby Purchaser”)

WHEREAS Lorus and the Standby Purchaser (the “Parties”) have entered into a standby purchase agreement dated September 16, 2010 (the “Agreement”);

AND WHEREAS the Parties wish to revise certain terms of the Agreement as set out herein;

NOW THEREFORE in consideration of the premises hereto and the covenants and agreements hereinafter set forth and contained, the Parties hereto covenant and agree as follows:

1.	Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Agreement.

2.	The definition of “Market Price” in Section 1.1 of the Agreement is deleted and replaced with the following:

“Market Price” means the volume weighted average trading price of the Shares on the TSX for the five trading days immediately preceding the date of the Final Prospectus.

3.	The definition of “Record Date” in Section 1.1 of the Agreement is deleted and replaced with the following:

“Record Date” means the record for the purpose of the Rights Offering that will be established by Lorus in the Final Prospectus, which is expected to be on or about October 12, 2010.

4.	Section 7.1(b) of the Agreement is deleted and replaced with the following:

(b) the Final Prospectus has not been filed in each of the Qualifying Jurisdictions on or before September 29, 2010; or

5.	Section 7.2(e) of the Agreement is deleted and replaced with the following:

(e) the Final Prospectus has not been filed in each of the Qualifying Jurisdictions on or before September 29, 2010; or

6.	The Agreement and this Amending Agreement shall hereafter be read together and construed as one document.

7.	Except and only subject to the amendment herein contained, the Agreement remains in all respects the same, continues in full force and effect, and is hereby ratified and confirmed.

8.
This Amending Agreement may be executed in separate counterparts, and the executed counterparts shall together constitute one instrument and have the same force and effect as if both of the parties had executed the same instrument.

IN WITNESS WHEREOF the parties have executed and delivered this Amending Agreement effective as of the date first written above.

LORUS THERAPEUTICS INC.

Per:	(signed) “Aiping Young”	(signed) “Herbert Abramson”
Name:	Aiping Young	Herbert Abramson
Title:	Chief Executive Officer